INDEPENDENT AUDITOR'S CONSENT

To the Trustees of the Wexford Trust and Shareholders of Muhlenkamp Fund:

We consent to the incorporation by reference in Post-Effective Amendment No. 22 to Registration Statement No. 33-20158 of Muhlenkamp Fund, of our report dated January 31, 2000, incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us in the "Report of Independent Accountants" dated February 9, 2001, appearing in the Annual Report, which is also part of such Registration Statement.


/s/ Deloitte & Touche LLP
--------------------------
Deliotte & Touche LLP

Pittsburgh, Pennsylvania
March 28, 2001